Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151391 on Form S-8 of our report dated October 13, 2010, relating to the consolidated financial statements of SouthPeak Interactive Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of SouthPeak Interactive Corporation for the year ended June 30, 2010.

/s/ Reznick Group, P.C.

Vienna, Virginia
October 13, 2010